Exhibit 10.1

SALE AND PURCHASE AGREEMENT

between

HYPERDYNAMICS CORPORATION
(acting for and on behalf of itself and
SCS Corporation)
“Seller”

and

DANA PETROLEUM (E&P) LIMITED
“Buyer”

2009

This Sale and Purchase Agreement (“SPA” or “Agreement”), is entered into December 4, 2009 (the “Effective Date”) by and between Hyperdynamics Corporation of One Sugar Creek Center Blvd, Suite 125, Sugar Land, Texas 77478, USA (“HDY”) acting for itself and as agent for on behalf of SCS Corporation of One Sugar Creek Center Blvd, Suite 125, Sugar Land, Texas 77478, USA (“SCS”), as Seller, and Dana Petroleum (E&P) Limited, of 17 Carden Place, Aberdeen AB10 1UR, Scotland, UK (“DANA”), as Buyer. HDY and DANA may also be referred to herein individually as a “Party” or collectively as the “Parties”.

Recitals:

WHEREAS, Seller owns, through SCS, a wholly owned and controlled subsidiary of HDY, certain rights pertaining to the PSC; and

WHEREAS the Government and SCS have entered into the MoU; and

WHEREAS, Buyer and Seller have executed the LOI; and

WHEREAS, Buyer wishes to buy, on its own behalf or that of a designated Affiliated Company, and Seller wishes to sell, an undivided interest in HDY’s rights, interests, obligations and duties as Contractor in and under the PSC, as it may be subsequently clarified and modified by and under the MoU.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, and other good and valuable consideration, the adequacy of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

1.1          "Accruals Basis" shall mean that basis of accounting under which costs and benefits are regarded as applicable to the period in which the liability to the cost is incurred or the right to the benefit arises regardless of when invoiced, paid or received and “Accruals” shall be construed accordingly.

1.2          “Affiliated Company” in relation to an entity shall mean:
(i)	a company or corporation that is directly or indirectly controlled by such entity; or
(ii)	a company or corporation that directly or indirectly controls such entity; or
(iii)	a company or corporation that is directly or indirectly controlled by a company or corporation that also directly or indirectly controls such entity.
For these purposes “control” means control of more than 50% of the voting shares or other voting rights of such company or corporation.

1.3           “Agreed Interest Rate” means in relation to any day or other relevant period of time to which such rate is being applied, the mid-market London Interbank Offered Rate for three month deposits of US dollars as quoted in the “Financial Times” on the date on which the day occurs or the relevant period commences plus one percentage point (1%).

1.4           “Assignee” shall mean Buyer (or its nominated Affiliated Company).

1.5           “Assignment of Participating Interest” shall mean an interest assignment assigning the Buyer Participating Interest from Seller to Buyer (or its nominated Affiliated Company) substantially in the form attached at Exhibit C, Part I.

1.6           “Assignor” shall mean Seller by and through its wholly owned and controlled subsidiary, SCS Corporation.

1.7           “Buyer Participating Interest” shall mean an undivided twenty-three percent (23%) of the contractual interests, rights, obligations and duties of SCS as Contractor under and in the PSC and the Contract Area subject to the PSC, including any and all contracts, studies, work, evaluations, geological analyses, geo-seismic data and processing thereof, equipment, facilities of all types and nature and any other matter, study or thing associated therewith, including the right of first refusal applicable to SCS pursuant to Article 2.3 of the MoU on a pro rata basis, and also including all rights to future production allocated pursuant to the PSC to recovery of items of costs and expenditures paid or payable by Buyer pursuant to this Agreement and/or the JOA, whether incurred before, on or after the Effective Date, together with any and all tax deductibility in respect of such costs and expenditures.

1.8           “Closing” shall have the meaning attributed thereto in Article 6.2.

1.9           “Conditions Precedent” shall have the meaning attributed thereto in Article 6.1.

1.10            “Contract Area” shall have the meaning as such term is defined in the PSC, it being understood and acknowledged that such Contract Area is subject to variation pursuant to the MoU.

1.11           “Definitive Agreements” shall mean this Agreement, the Assignment of Participating Interest, the PSC Assignment, and the JOA.

1.12           “Government” shall mean the Government of the Republic of Guinea

1.13           “Hydrocarbon Production and Sharing Contract” or “PSC” shall mean the Hydrocarbon and Production Sharing Contract Between The Republic of Guinea and SCS Corporation executed on September 22, 2006, a copy of which is attached as Exhibit A.

1.14           “JOA” shall mean the joint operating agreement (including accounting procedure) in respect of the PSC and Contract Area to be negotiated and executed by SCS, the Buyer (or its nominated Affiliated Company) and any third parties.

1.15           “LOI” shall mean the letter of intent entered into effective October 11, 2009 by Seller and Buyer to govern, inter alia, Buyer’s evaluation of its entry into the PSC.

1.16           “Material Contracts” shall have the meaning attributed thereto in Article 3.2(c).

1.17           “Memorandum of Understanding” or “MoU” shall mean that document executed by the Government and SCS on or about September 11, 2009, a copy of which is attached as Exhibit B.

1.18           “Ministry” shall mean the Ministry of Mines, Energy and Hydraulics of the Republic of Guinea or a successor ministry to which the hydrocarbon sector is assigned, and “Minister” shall mean the minister of the Ministry.

1.19                      “PSC Assignment” shall mean a deed of assignment of the PSC for delivery to the Minister as a muniment of the Assignment of Participating Interest upon its approval pursuant to Article 23 of the PSC, substantially in the form attached as Exhibit C, Part II.

1.20           “PSC Clarification” shall mean the document by or through which the PSC shall be clarified, amended or restated so as to incorporate, inter alia, the relevant terms of, and supersede, the MoU, which document shall be executed by all parties to the PSC and which is to be negotiated by Seller, Buyer (or its nominated Affiliated Company), any third parties, and the Government.

1.21           “Purchase Price” shall have the meaning attributed thereto in Article 5.1.

1.22           “Warrantee” shall mean a Party in whose favour a representation, warranty or covenant is granted hereunder.

1.23           “Warrantor” shall mean a Party by whom a representation, warranty or covenant is granted hereunder.

1.24           Interpretation:

(a)           Any headings in this Agreement are for convenience only and shall not affect the construction of this Agreement and the Exhibits.

(b)           References in this Agreement to Articles, or Exhibits are (unless the context otherwise requires) to articles of, or exhibits to, this Agreement.

(c)           References in this Agreement to any statute or statutory provision shall include references to any statute or statutory provision which amends, extends, consolidates or replaces the same or which has been amended, extended, consolidated or replaced by the same and shall include any orders, regulations, instruments or other subordinate legislation made under the relevant statute.

(d)           The word ‘including’ shall be construed as meaning “including without limitation”.

(e)           Any document expressed to be “in the agreed form” means a document in a form approved by the Parties.

(f)           Reference to any agreement or document is to that agreement or document (and, where applicable, any of its provisions) as amended, supplemented, novated, restated or replaced from time to time.

(g)           Reference to any Party to this Agreement or any other document or arrangement includes that Party’s successors in title and permitted assigns.

(h)           Reference to any licence, production sharing contract or other instrument of title is to such instrument as extended, amended, varied, renewed or substituted and in effect at the date hereof.

(i)           Unless the context requires otherwise, reference to the singular shall include the plural and vice versa, reference to any gender shall include all genders, and references to persons shall include natural persons, bodies corporate, unincorporated associations and partnerships.

ARTICLE II
PURCHASE AND SALE

2.1           Purchase and Sale.  Seller hereby agrees to sell, convey and assign to Buyer, by means of the Assignment of Participating Interest, the Buyer Participating Interest, and Buyer hereby agrees to accept such sale, conveyance and assignment, subject always to the terms and conditions of this Agreement and to prior satisfaction or waiver of all of the Conditions Precedent.

2.2           Assumption of Obligations; Joint and Several Liability. Buyer hereby agrees and covenants with and in favor of Seller and the Government that on and from the Closing it will perform and observe the terms and conditions and be bound by all the liabilities and obligations contained in the PSC and on the part of the Contractor therein described to be performed and observed (including, without limitation, the joint and several liability of the Contractor to the Republic of Guinea pursuant to the PSC), insofar as they relate to the Buyer Participating Interest.

  2.3           Disclaimer. Except for the representations and warranties contained in this Agreement, Seller makes no warranty or representation of any kind as to the PSC, or any information provided by Seller to Buyer prior to Closing. Buyer agrees that any conclusions drawn from the records and from any information provided by Seller to Buyer prior to the Closing shall be the result of its own independent review and judgment.

2.4           Acquisition by Affiliate. Buyer may elect to have the Buyer Participating Interest acquired in the name of any Affiliated Company of Buyer, provided that Buyer must nominate any such Affiliated Company to Seller in writing prior to Closing and provided that such Affiliated Company of Buyer either has the financial and technical capabilities to perform the obligations of the Buyer or, should Buyer be unable to demonstrate such financial and technical capabilities to the reasonable satisfaction of Seller, Buyer provides a parent company guarantee to Seller, in the agreed form, guaranteeing the performance of such obligations.

ARTICLE III
SELLER’S REPRESENTATIONS, WARRANTIES & COVENANTS

3.1            Seller’s Corporate Representations and Warranties.  Seller hereby makes the following representations and warranties to Buyer, which warranties shall apply at the date hereof and shall be deemed to be repeated at Closing with reference to the facts and circumstances then existing:

(a)           Incorporation and Qualification.  HDY and SCS are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)           Power and Authority.  Seller has all requisite power and authority to carry on its business as presently conducted and to execute and deliver this Agreement and perform its obligations under this Agreement. The execution and delivery of this Agreement and consummation of the transactions contemplated by this Agreement and the fulfillment of and compliance with the terms and conditions hereof will not violate, or be in conflict with, any material provision of its governing documents or any material provision of any agreement or instrument to which it is a party or by which it is bound, or, to its knowledge, any judgment, decree, order, statute, rule or regulation applicable to it.

(c)           No Lien, No Violation.  The execution, delivery and performance of this Agreement (and any agreement executed by Seller pursuant hereto) does not, and the fulfillment of and compliance with the terms and conditions hereof, will not, (i) create a lien or encumbrance or trigger an outstanding security interest that will remain in existence after Closing, (ii) violate, or be in conflict with, result in a default under, give rise to any right of termination, cancellation or acceleration under, any material provision of Seller’s governing documents or any agreement or instrument to which Seller is bound, or (iii) to Seller’s knowledge, violate or be in conflict with any  law, statute, rule, regulation, judgment, decree, or order applicable to Seller, or (iv) except for the Assignment of Participating Interest, the PSC Assignment and the PSC Clarification, require any consents, approvals, notifications or authorizations of any governmental authorities.

(d)           Authorization and Enforceability.  The execution, delivery and performance of this Agreement (and that of any agreement executed by Seller pursuant hereto) is duly and validly authorized by all requisite corporate action on behalf of Seller, has been duly executed and delivered and constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors, as well as to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e)           Liability for Brokers’ Fees.  Seller has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated herein or this Agreement for which Buyer shall have any responsibility whatsoever.

(f)           No Bankruptcy.  There are no bankruptcy proceedings pending, being contemplated by or, to Seller’s knowledge, threatening involuntary bankruptcy against Seller.

(g)           Litigation.  There are no actions, suits, ongoing governmental investigations, written governmental inquiries or proceedings pending or, to Seller’s knowledge, threatened in writing against Seller, in any court or by or before any federal, state, municipal or other governmental agency that would, considered in the aggregate, affect Seller’s ability to consummate the transaction contemplated by this Agreement.

3.2            Seller’s Representations and Warranties with Respect to the Buyer Participating Interest and the PSC.  Seller hereby makes the following representations and warranties to Buyer, which warranties shall apply at the date hereof and shall be deemed to be repeated at Closing with reference to the facts and circumstances then existing:

(a)            Title; Status of PSC; Consents and Approvals.  Subject to and except for the terms of the MoU, there has been no action or omission by which Seller has conveyed, divested itself of, diminished or lessened its legal and beneficial title to Buyer's Participating Interest, including the right to sell and transfer ownership to the Buyer, and Seller has, to the best of its knowledge and belief (having made diligent enquiry), materially complied with aall licences, agreements, consents, permissions and approvals necessary for the conduct of all operations carried out in relation to the PSC and to the Buyer Participating Interest under the PSC.

(b)            No Encumbrances.   Other than any royalties and payments due under or by virtue of the PSC or by virtue of any statutory enactment, no mortgage, charge (whether fixed or floating), pledge, lien, encumbrance or other security or net profit or royalty interest or any other burden or equity whatsoever has been created over the Buyer Participating Interest nor is there in effect any agreement or commitment to create the same.

(c)            Material Contracts.  The PSC and the MoU are the only material contracts which govern or relate to the creation, existence and validity of the Buyer Participating Interest.

Seller otherwise represents that the following are the only contracts material to the Buyer Participating Interest or the PSC (“Material Contracts”): (1) Master Geophysical Data Acquisition Agreement, between Geophysical Service Incorporated and SCS Corporation, dated February 13, 2008 (the “GSI Agreement”); (2) Letter Agreement with Offshore Seismic Services, Inc. dated February 14, 2003 (the “OSS Agreement”); and (3) Marine 2D Seismic Data Acquisition Services Agreement with Bergen Oilfield Services AS dated September 29, 2009 (the “BOS Agreement”).  All such Material Contracts shall be subject to Article 4.2, Buyer’s Evaluation.

With respect to the GSI Agreement, any and all payments in relation thereto made after the Effective Date shall be treated as expenses for the joint account under the JOA, but shall not be billed until after Closing, provided that, Buyer’s liability for such payments shall in no event exceed the Buyer Participating Interest share thereof and Seller hereby indemnifies and holds harmless Buyer from any liability in respect of such payments in excess of the Buyer Participating Interest share thereof irrespective of the terms of the JOA, and provided further that, notwithstanding the foregoing, in the event, and only in the event, that Buyer does not make payment of the Purchase Price within the time period set out in Article 5.1 and Seller exercises its option to buy back the Buyer Participating Interest, then Buyer shall be liable in full for any payment made under the GSI Agreement solely as a result of the transfer of the GSI seismic data to Buyer, and Seller shall deduct any balancing payment due in respect thereof by Buyer from the reimbursement of costs payable by Seller to Buyer pursuant to Article 5.1 on exercise by Seller of such option.

With respect to the BOS Agreement, Buyer shall, as of the Effective Date, be liable for payments made in respect thereof (whether before or after the Effective Date), pro rata to the Buyer Participating Interest and any payments already made by Seller prior to Closing shall be billed immediately to Buyer and paid by Buyer immediately following, and subject to, Closing, while all remaining payments thereafter shall be treated as expenses for the joint account under the JOA, provided that, if this Agreement terminates prior to Closing in accordance with Article 6.1, Buyer can, at its sole option, choose between either returning immediately and in toto all BOS seismic data and information in its possession and making no payment to Seller in respect thereof or retaining possession of the property of or license to use such information, pursuant to the BOS Agreement, and paying Seller the Buyer Participating Interest share of all payments due in respect thereof.

With respect to the OSS Agreement, Buyer shall have no liability in respect thereof and Seller hereby indemnifies and holds harmless Buyer from any liability arising in relation thereto.

(d)           Environmental Matters.  In relation to environmental matters:

(i)           Seller has not received any demand or notice under any environmental law in force at the date hereof with respect to a material breach thereof related to the Buyer Participating Interest; and

(ii)           no complaint has been made or filed with Seller by the Government in respect of the Buyer Participating Interest relating to any material environmental damage or material injury or alleged material damage or injury.

(e)           Access to Data.  Seller has provided Buyer with access to copies of all material geological, geophysical, and well data and any other material information possessed by Seller relating to the Contract Area.

(f)           No Warranties.  Seller makes no representations or warranties regarding (i) the validity, enforceability and legal status of or force of law with respect to the PSC, except as specifically provided in this Article 3.2; (ii) any estimate of the value of reserves in the Contract Area; (iii) any projections as to future events; or (iv) except as specifically provided in this Article 3.2, the accuracy, or completeness of any of the records or of any information provided to Buyer with respect to the PSC.

3.3           Continuing Validity. The representations, warranties, and acknowledgements in favour of Buyer contained in this Article III shall be valid up to and at Closing and shall survive for the purposes of Article 8.1(b) for a period of twelve (12) months after Closing, other than the representations, warranties, and acknowledgements in Articles 3.1 (a), (b), (c), (d) and (e), which shall survive for the applicable statute of limitations.

3.4           Seller’s Covenants.  From and after the Effective Date and until Closing, the Seller hereby covenants and agrees that, except if, and to the extent, agreed otherwise in writing by the Buyer:

(a)           Insurance.  Seller will maintain all insurances required for the operation of the PSC and shall pay all premiums due in respect thereof.

(b)           Article 8.4.  Seller shall fulfill its obligations as set forth in Article 8.4.

(c)           Information and Consultation.  Seller shall make available to Buyer all information, data and other material in the possession of the Seller relating to the PSC and the Buyer Participating Interest and operations conducted in respect thereof and shall consult fully and freely with Buyer in relation to any material decision affecting the PSC and the Buyer Participating Interest and take due and proper account of Buyer’s representations in relation thereto.

(d)           Make Payments.  Seller shall pay any and all costs relating to the Buyer Participating Interest and the PSC when due.

(e)           No Encumbrances.  Except as provided and allowed under Article 3.4(f) with respect to changes in the PSC pursuant to the MoU, Seller shall not sell, charge, assign or encumber or suffer to be encumbered in any manner the Buyer Participating Interest, or purport to do so.

(f)            Protect and Maintain.  Seller shall carry on its activities in relation to the Buyer Participating Interest in accordance with good oil and gas field practice so as to protect and maintain the same; shall not, without adequate notice to Buyer and opportunity for Buyer to participate fully in relevant negotiations pursuant to Article 8.4, agree to amend in any material respect or terminate any material agreement relating to the Buyer Participating Interest, including the PSC and the MoU; and shall not, without adequate notice to Buyer and opportunity for Buyer to participate fully in relevant negotiations pursuant to Article 8.4, execute or agree to execute any new material agreement relating to the Buyer Participating Interest.  It is acknowledged and agreed that while participation in relevant negotiations under Article 8.4 applies primarily to the PSC Clarification, for the purposes of this Article 3.4(f) it shall be deemed to apply to any and all, existing and new, material agreements relating to the Buyer Participating Interest.  It is further acknowledged and agreed, for the avoidance of any doubt, that the provisions of this Article 3.4(f) shall not be construed in any way so as to permit Seller to breach any other covenant granted by Seller pursuant to this Article 3.4.

(g)           No Action Inconsistent.  Seller shall not (i) take, or agree or commit to take, any action that would make any representation or warranty of Seller under Article III inaccurate in any material respect at, or as of any time prior to, the Closing, or (ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time.

(h)           No Release.  Seller shall not waive, release, cancel, settle or compromise any material right or right of action, pertaining to the Buyer Participating Interest.

(i)            Notification to Minister.   Seller shall promptly, and in any event no later than thirty (30) days prior to Closing, notify the Minister, in the agreed form, of the proposed assignment of the Buyer Participating Interest to Buyer pursuant to Article 23.1 of the PSC and shall copy such notice to Buyer.

ARTICLE IV
BUYER’S REPRESENTATIONS AND WARRANTIES

4.1           Buyer’s Representations and Warranties.  Buyer hereby makes the following representations and warranties to Seller, which warranties shall apply at the date hereof and shall be deemed to be repeated at Closing with reference to the facts and circumstances then existing:

(a)           Organization and Standing.  Buyer is a corporation duly formed, validly existing and in good standing under the laws of England and Wales.

(b)           Power.  Buyer has all requisite power and authority to carry on its business as presently conducted and to execute and deliver this Agreement and perform its obligations under this Agreement. The execution and delivery of this Agreement and consummation of the transactions contemplated by this Agreement and the fulfillment of and compliance with the terms and conditions hereof will not violate, or be in conflict with, any material provision of its governing documents or any material provision of any agreement or instrument to which it is a party or by which it is bound, or, to its knowledge, any judgment, decree, order, statute, rule or regulation applicable to it.

(c)           Authorization and Enforceability.  The execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement have been duly and validly authorized by all requisite corporate action on behalf of Buyer.  This Agreement constitutes Buyer’s legal, valid and binding obligation, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws for the protection of creditors, as well as to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(d)           Liability for Brokers’ Fees.  Buyer has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

(e)           Litigation.  There is no action, suit, proceeding, claim or investigation by any person, entity, administrative agency or governmental body pending or, to Buyer’s knowledge, threatened against it before any governmental authority that impedes or is likely to impede its ability to consummate the transactions contemplated by this Agreement, or to assume the liabilities to be assumed by it under this Agreement.

(f)           No Bankruptcy.  There are no insolvency or bankruptcy proceedings pending, being contemplated by or, to Buyer’s knowledge, threatened against Buyer.

4.2           Buyer’s Evaluation.

(a)           Records.  Buyer is experienced and knowledgeable in the oil and gas business and is aware of its risks.  Effective upon the Closing, the Buyer acknowledges that it has been afforded the opportunity to examine the records and the PSC and to examine all information provided by Seller to Buyer prior to and after the execution of this Agreement.  Except for the representations and warranties of Seller contained in this Agreement, Buyer acknowledges and agrees that Seller has not made any representations or warranties, express or implied, written or oral, as to the accuracy or completeness of the records or any other information relating to the PSC provided to Buyer or its representatives, by or on behalf of Seller, prior to and after the date of the execution of this Agreement, including, except as specifically provided under Article 3.2, the validity, enforceability and legal status of, or force of law with respect to, the PSC, any estimate of the value of reserves or any projections as to future events.

(b)           Independent Evaluation.  In entering into this Agreement, except for Seller’s representations, warranties and covenants set forth in this Agreement, Buyer acknowledges and affirms that it has and will continue to rely solely upon the terms of this Agreement and upon its own independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, tax or other consequences of the transactions contemplated by this Agreement, including without limitation, its estimate and appraisal of the validity, enforceability and legal status of or force of law with respect to the PSC, and the petroleum, natural gas and other reserves associated with the PSC.  Except as expressly provided in this Agreement, Seller and its Affiliated Companies, agents, representatives, advisors, contractors, directors or employees shall not have any liability to Buyer or its Affiliated Companies, agents, representatives, advisors, contractors, directors or employees resulting from any use, authorized or unauthorized, of the records or other information relating to the PSC provided by or on behalf of Seller.

  4.3           Continuing Validity. The representations, warranties, and acknowledgements in favour of Seller contained in this Article IV shall be valid up to and at Closing and shall survive for the purposes of Article 8.1(c) for a period of twelve (12) months after Closing, other than the representations, warranties, and acknowledgements in Articles 4.1 (a), (b), (c) and (d), which shall survive for the applicable statute of limitations.

ARTICLE IVB
WARRANTY CONDITIONS

4B.1                      The Warrantee is not entering into this Agreement in reliance on any representation or warranty, whether oral or written, express or implied, other than the representations and warranties set forth herein.  For the avoidance of doubt, other than the representations and warranties set forth herein, no Party as Warrantor makes any representation or warranty in respect of any matter and disclaims all liability and responsibility for any representation, statement, warranty, advice or opinion (whether made orally or in writing) to the other Party/Parties as Warrantee and the other Party/Parties as Warrantee acknowledges that it has not relied upon such representation, statement, warranty, advice or opinion in entering this Agreement or any transactions arising as a result of this Agreement.

4B.2                      The Warrantee shall not be entitled to claim that any fact or matter constitutes a breach of the representations and warranties set out herein to the extent that such fact or matter is set out herein or in the PSC or the MoU or in any documentation relating to the Buyer Participating Interest which has been provided to the Warrantee prior to the date hereof.

4B.3                      If any matter or thing materially inconsistent with any of the representations and warranties becomes known to either Party at or before Closing, such Party shall as soon as reasonably practicable thereafter notify the other Party accordingly (giving such details of such matter as may then be reasonably practicable) and the Warrantor shall use all reasonable endeavors to remove such material inconsistency prior to Closing.  For the avoidance of doubt, for purposes of this Article 4B and notwithstanding any other provision hereof:

(a)           a PSC Clarification which is concluded before the Closing and which materially modifies the PSC, including any Contractor obligations thereunder, shall be deemed to constitute a matter or thing materially inconsistent with the representations and warranties hereunder even when Buyer has been given the opportunity to participate or has, in fact, participated pursuant to Article 8.4; and

(b)           a material amendment to any material agreement or a new material agreement, other than the PSC Clarification, relating to the Buyer Participating Interest which is concluded before the Closing and which has not been agreed to by Buyer pursuant to Article 3.4(f) shall be deemed to constitute a matter or thing materially inconsistent with the representations and warranties hereunder even when Buyer has been given the opportunity to participate or has, in fact, participated pursuant to Article 3.4(f).

4B.4                      If such matter or thing continues, or is likely to continue, to be materially inconsistent at Closing the Parties shall nevertheless, if practicable, proceed with the assignment and transfer of the Buyer Participating Interest; provided that in the case of such matter or thing being materially inconsistent with the warranties of the Seller as Warrantor, and the Seller as Warrantor having been given the opportunity to remove such material inconsistency and such matter or thing continuing, or being likely to continue to be, materially inconsistent at Closing and which matter or thing would, in the reasonable opinion of the Buyer as Warrantee,  materially affect the value of the Buyer Participating Interest then, unless the Parties can agree to their mutual satisfaction and prior to Closing suitable amendments to this Agreement to reflect any diminution in the value of the Buyer Participating Interest, the Buyer as Warrantee may elect, by written notice to the Seller as Warrantor either (i) to proceed to Closing, or (ii) to rescind this Agreement prior to Closing in which event such rescission shall be its sole remedy and it shall have no subsequent right to pursue damages or any other remedy whether at law or in equity.

4B.5                      Where a representation or warranty is qualified by the words “so far as the Seller/Buyer is aware”, or any similar expression, the Warrantor acknowledges that it has represented to the Warrantee that such representation or warranty has been so qualified after due enquiry of those senior employees or agents of the Warrantor or its Affiliated Companies who are, have been, or prior to Closing are, responsible for commercial, operational, technical, tax and legal matters relating to the Buyer Participating Interest and that the Warrantor has used its reasonable endeavours to ensure that the statement contained in that representation or warranty is accurate.

ARTICLE V
PURCHASE PRICE

5.1           Purchase Price.  The total purchase price is nineteen million five-hundred and eighty thousand United States Dollars (US$19,580,000) (“Purchase Price”) payable within ten (10) days following execution of the PSC Clarification by all parties thereto, including the Government, and its entry into full legal effect pursuant to the laws of the Republic of Guinea as follows:

(a)           Five million United States Dollars (US$5,000,000) in cash to Seller’s nominated bank account via wire transfer; and

(b)           Fourteen million five-hundred and eighty thousand United States Dollars (US$14,580,000) payable, at Buyer’s sole option, in either cash to Seller’s nominated bank account via wire transfer or in new ordinary shares of UK£0.15 each in Dana Petroleum plc issued and allotted to Seller (or its stated nominees), to the value of US$14,580,000, such shares to be valued at the average mid point closing price for the five trading days immediately preceding the day on which the payment referred to above is made and the US$ figure being converted to UK£ for this purpose using the US$/UK£ spot rate as quoted in the “Financial Times” averaged over the same five day period as that used for calculating the share value.  Any shares so issued shall be issued by Dana Petroleum plc credited as fully paid and shall rank pari passu with the existing ordinary shares in Dana Petroleum plc in all respects.  No additional restrictions or encumbrances over and above those applicable to existing ordinary shares shall be applied to such shares by Dana Petroleum plc which would prevent their immediate sale by Seller on the open market.

For the avoidance of any doubt, in the event that the PSC Clarification is required to be approved or ratified, following execution, by act of parliament or any other equivalent governmental decree or process of the Republic of Guinea, then no payment shall be due pursuant to this Article 5.1 until such approval or ratification has occurred, provided that, should Buyer not make the payment required pursuant to this Article 5.1 within eighteen (18) months of Closing and the Parties have engaged in all reasonable efforts to conclude the PSC Clarification as soon as reasonably practicable, Seller shall have the right, in its sole discretion, upon written notice to Buyer, to buy back the Buyer Participating Interest by tendering, within thirty (30) days of the notice, full reimbursement to Buyer for all payments made by Buyer on or after the Effective Date, less any balancing payment due in respect of GSI Agreement solely as a result of the transfer of the GSI seismic data to Buyer as set forth in Article 3.2 (c).   Nothing in the previous sentence prevents or is intended to prevent the Buyer, upon receipt of Seller’s notice to buy back the Buyer Participating Interest, from making a counteroffer to buy Seller’s then-existing interest under the PSC.

ARTICLE VI
CONDITIONS PRECEDENT AND CLOSING

6.1           Conditions Precedent.  The obligation of the Parties to consummate the sale and purchase of the Buyer Participating Interest is subject to the satisfaction of the following conditions (the “Conditions Precedent”):

(a)            Execution of all the Definitive Agreements, it being acknowledged that the Definitive Agreements (other than this Agreement) shall not be executed until Closing.

(b)            Receipt of all necessary Government approvals and consents (deemed or otherwise), including approval, where required, of the Definitive Agreements and any and all other ancillary documents of transfer and recordation.

(c)            Receipt of all necessary approvals and consents by relevant third parties including approval, where required, of the Definitive Agreements and any and all other ancillary documents of transfer and recordation.

If any of the Conditions Precedent (other than, firstly, any Conditions Precedent that have been appropriately waived on or prior to such date and, secondly, the Condition Precedent set forth at Article 6.1(a) which shall be fulfilled at Closing), has not been satisfied by 31 January 2010, or by such later date as the Parties may agree in writing, this Agreement shall terminate on that date with the exception of the provisions of Articles 7, 8.5, and 8.6 which shall continue to apply between the Parties notwithstanding such termination.

Each of the Parties shall each use all reasonable endeavours to obtain fulfillment of the Conditions Precedent as soon as reasonably practicable after the Effective Date and shall provide all reasonable assistance to the other Party to achieve fulfillment of the Conditions Precedent, and shall keep the other Party informed of progress in fulfilling the Conditions Precedent.

6.2           Date of Closing.  Unless otherwise mutually agreed by the Parties, closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the third business day following the first date on which all of the Conditions Precedent have been met (other than, firstly, any Conditions Precedent that have been appropriately waived on or prior to such date and, secondly, the Condition Precedent set forth at Article 6.1(a) which shall be fulfilled at Closing).

6.3           Time and Place of Closing.  The Closing shall be held at the offices of Seller in Houston, Texas beginning at 0900 Central Time, or at such other time and place as the Parties may mutually agree in writing (which may include virtual or remote Closing by telephone and email).

6.4           Closing Obligations.   At Closing, the following events shall occur, each being deemed to have occurred simultaneously with the others:

(a)           Seller shall deliver the Assignment of Participating Interest and the PSC Assignment duly executed by all parties thereto other than Buyer, necessary to convey the Buyer Participating Interest to Buyer.

(b)           Buyer shall execute the Assignment of Participating Interest and the PSC Assignment.

(c)           Seller shall deliver the JOA duly executed by all parties thereto other than Seller and Buyer, and the Parties shall each execute the JOA and any other documentation agreed pursuant to this Agreement in agreed form and do all such other acts and things as may be reasonably required in order to complete the transfer of the Buyer Participating Interest to the Buyer.

ARTICLE VII
TERMINATION

7.1           No Termination; Specific Performance.  This Agreement may not be terminated by either Party except as expressly provided in this Agreement.  The Parties agree that money damages may not be an adequate remedy for any breach of this Agreement and, notwithstanding Article 8.6, in the event that a Party breaches, or threatens to breach, this Agreement the non-breaching Party may pursue any and all available remedies at law and equity, including but not limited to specific performance, and the breaching Party shall pay the non-breaching Party’s costs and legal expenses in connection with any successful enforcement action due to such breach.

ARTICLE VIII
MISCELLANEOUS

8.1           Indemnities.

(a)           Seller shall indemnify and hold harmless Buyer from and against all claims, costs, expenses, liabilities, and obligations arising from or attributable to all matters connected with or arising in, on or under the Buyer Participating Interest, the PSC or the Contract Area attributable, on an Accruals Basis, to the period of time prior to Closing, REGARDLESS OF WHETHER ANY OF THE ABOVE ARE ATTRIBUTABLE TO THE NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL FAULT OR RESPONSIBILITY OF BUYER, SELLER, OR ANY OTHER PERSON.

(b)           Seller shall indemnify and hold harmless Buyer from and against any and all claims, liabilities, and obligations resulting from the failure of any of the representations, warranties and covenants contained in Article III of this Agreement to have been true when made and as of Closing, REGARDLESS OF WHETHER ANY OF THE ABOVE ARE ATTRIBUTABLE TO THE NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL FAULT OR RESPONSIBILITY OF BUYER, SELLER, OR ANY OTHER PERSON.

(c)           Buyer shall indemnify and hold harmless Seller from and against any and all claims, liabilities, and obligations resulting from the failure of any of the representations and warranties contained in Article IV of this Agreement to have been true when made and as of Closing, REGARDLESS OF WHETHER ANY OF THE ABOVE ARE ATTRIBUTABLE TO THE NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL FAULT OR RESPONSIBILITY OF BUYER, SELLER, OR ANY OTHER PERSON.

(d)           The maximum aggregate liability of the indemnifying Party in respect of claims, liabilities, and obligations pursuant to Article 8.1 (b) or (c) shall not exceed:

(i)           Five Million U.S. Dollars (US$5,000,000) in respect of the representations and warranties set forth in Article 3.2; and

(ii)           the Purchase Price in respect of all representations, warranties and covenants set forth in Articles III and IV other than those set forth in Article 3.2.

(e)           The indemnifying Party shall not be required to indemnify the indemnified Party in respect of any claim, liability, or obligation pursuant to Article 8.1 (b) or (c) in respect of which the amount of such individual claim, liability, or obligation is less than Fifty Thousand US Dollars ($50,000) and any such individual claim shall also be ignored for the purposes of Article 8.1(f).

(f)           The indemnifying Party shall not be required to indemnify the indemnified Party in respect of any claim, liability, and obligation pursuant to Article 8.1 (b) or (c) until the aggregate of such claims, liabilities, and obligations exceeds Two Hundred Thousand US Dollars ($200,000), in which event the indemnifying Party shall be liable for the whole sum claimed and not merely the excess.

8.2           Further Assurances.  From time to time after Closing, the Parties shall each execute, acknowledge and deliver to the other such further instruments and take such other action as may be reasonably requested in order to accomplish more effectively the purposes of the transactions contemplated by this Agreement.

8.3           Notices.  All notices shall be addressed as follows:

If to Buyer:

John Downey
Manager International Business and New Ventures
17 Carden Place
Aberdeen, AB10 1UR, Scotland, UK
Telephone: +44 1224 652 400
Facsimile: +44 1224 652 401

If to Seller:

Ray Leonard, President and Chief Executive Officer
Hyperdynamics Corporation
One Sugar Creek Center Blvd., Suite 125
Sugar Land, Texas 77478, USA
Telephone: +1 713 353 9400
Facsimile: +1 713 353 9421

With copy to:

Robert P. Thibault
Robert B. Bearman
PATTON BOGGS LLP
1801 California Street
Suite 4900
Denver, CO 80218
Telephone: +1 303 894 6191
Facsimile: +1 303 894 9239

Any Party may, by written notice so delivered to the other Party, change the address or individual to which delivery shall thereafter be made.  All notices and communications with respect to this Agreement shall be in writing.  Any communication or delivery hereunder shall be deemed to have been duly made and the receiving Party charged with notice (i) if personally delivered, when received, (ii) if sent by telecopy or facsimile transmission, on the first business day on or after which such facsimile is successfully transmitted and received, (iii) if mailed, three business days after mailing, certified mail, return receipt requested, or (iv) if sent by overnight courier, the first business day on or after such notice is sent by overnight courier.

8.4           Buyer Participating Prior to Execution of All Definitive Agreements.  Notwithstanding any other provisions hereof, Buyer shall be entitled to participate fully with Seller in the evaluation of technical data leading to direction and interpretation of geological and geophysical data during that period between the Effective Date and Closing and, furthermore, shall participate fully during such period in the preparation for negotiations with the Ministry regarding the terms of the PSC Clarification; shall be kept fully appraised of the progress of such negotiations; and, subject to Ministry consent, shall be entitled to participate in such negotiations.  Such negotiations shall be commenced as soon as reasonably practicable following the Effective Date.

8.5           Confidentiality; Press Releases. The terms and conditions of the Confidentiality Agreement entered into by Buyer and SCS on September 8, 2008, which is attached hereto as Exhibit D, are incorporated by reference into this Agreement and shall apply, mutatis mutandis, with regard to all information exchanged or developed hereunder, provided that, the foregoing confidentiality provisions shall be superseded by confidentiality provisions in the JOA when inconsistent with same. Notwithstanding the foregoing, neither Party shall be prohibited, in any event, from making any disclosure if it is necessary to do so in order to comply with the applicable laws, rules, or regulations of any governmental entity, court, or stock exchange having jurisdiction over such Party or any of its Affiliated Companies.

Neither Party may issue press releases, public communications or public statements regarding the existence or terms of this Agreement and matters arising in relation hereto unless and until the other Party has been furnished with a copy of such statement in advance and has given written approval, which shall not be unreasonably withheld and which shall be timely given, in no case exceeding twenty-four hours.  Notwithstanding the foregoing, neither Party shall be prohibited, in any event, from making any press release, public communication or public statement if it is necessary to do so in order to comply with the applicable laws, rules, or regulations of any governmental entity, court, or stock exchange having jurisdiction over such Party or any of its Affiliated Companies.

8.6           Choice of Law.  This Agreement and the transactions contemplated herein, and any dispute pursuant hereto shall be subject to and construed in accordance with, and governed by, the laws of the State of Texas without reference to the conflict of laws principles thereof, provided that, the choice of governing law shall, unless the Parties agree otherwise, be deemed amended to be the same as that set out in any binding sales and purchase agreement in relation to an interest in the PSC entered into hereafter by Seller (or any Affiliated Company of Seller) with Repsol Exploración S.A. (or any Affiliated Company of Repsol Exploración S.A.), and Seller undertakes to notify Buyer promptly should such deemed amendment occur.  Subject to Article 7.1, any dispute arising out of or relating to this Agreement, including any question regarding its existence, validity or termination, which cannot be amicably resolved by the Parties, shall be settled by arbitration in accordance with the International Arbitration Rules of the American Arbitration Association (“AAA”) by three arbitrators or, if both Parties agree, by a sole arbitrator, appointed in accordance with the said Rules.  The arbitration proceedings shall be held in London, England and shall be conducted in the English language.  Awards shall be reduced to writing, and shall be final and binding on the Parties without the right of appeal and may include interim or provisional remedies and injunctive relief, both temporary and permanent.  The Parties undertake to carry out the award without delay.  Judgement upon the award may be entered in any court having jurisdiction.  A dispute shall be deemed to have arisen when either Party notifies the other Party in writing to that effect.

Any party to the dispute may apply to a court for interim measures (i) prior to the constitution of the arbitral tribunal (and thereafter as necessary to enforce the arbitral tribunal’s rulings); or (ii) in the absence of the jurisdiction of the arbitral tribunal to rule on interim measures in a given jurisdiction.  The Parties agree that seeking and obtaining such interim measures shall not waive the right to arbitration.  The arbitrators (or in an emergency the presiding arbitrator acting alone in the event one or more of the other arbitrators is unable to be involved in a timely fashion) may grant interim measures including injunctions, attachments and conservation orders in appropriate circumstances, which measures may be immediately enforced by court order.  Hearings on requests for interim measures may be held in person, by telephone, by video conference or by other means that permit the parties to the dispute to present evidence and arguments.

8.7           Costs and Expenses. Each Party shall be liable for its own legal, accounting and other costs and expenses incurred by it in connection with the undertakings associated with this Agreement, including the negotiation and execution of Definitive Agreements.  Notwithstanding the foregoing, any stamp duty, excise, sales or equivalent tax due to the Government based on the value of, or which becomes chargeable as a result of, the transactions contemplated by this Agreement or on any of the Definitive Agreements shall be paid by the Parties (and where applicable any third party), pro rata to their post-Closing participating interests.

8.8           Taxation.  Each Party shall be responsible for reporting and discharging its own tax measured by the profit and income of the Party and the satisfaction of such Party’s share of all contractual obligations under the PSC and under this Agreement.  Each Party shall protect, defend and indemnify each other Party from any and all loss, cost or liability arising from the indemnifying Party’s failure to report and discharge such taxes or satisfy such obligations. The Parties intend that all income and all tax benefits (including deductions, depreciation, credits and capitalisation) with respect to the expenditures made by the Parties hereunder will be allocated by the Government tax authorities to the Parties based on the share of each tax item actually received or borne by each Party.  If such allocation is not accomplished due to the application of law or other Government action, the Parties shall attempt to adopt mutually agreeable arrangements that will allow them to achieve the financial results intended.  If interpretation or enforcement of the laws of the Republic of Guinea or the PSC by the Government imposes joint and several liability on the Parties for any levy, charge or tax, the Parties agree to cross indemnify each other to the extent that such levy, charge or tax is owed by one Party individually.

8.9           Counterparts and Facsimile and Electronic Signatures.  This Agreement may be executed and delivered by the Parties (in original form or by facsimile or emailed pdf scan) in counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute the same instrument, provided that this Agreement shall not be effective until each Party has executed and delivered a counterpart. Facsimile signatures and electronically generated or scanned signatures shall be considered binding.

8.10   Amendments.  This Agreement may not be amended or any rights hereunder waived except by an instrument in writing signed by the Parties.

8.11   Assignment.  This Agreement and the rights and obligations herein may not be assigned by a Party, in whole or in part, without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed).  In the event that consent is given to assignment to an Affiliated Company of a Party, the assigning Party hereby guarantees to the other Party and shall procure the due performance by such Affiliated Company of its obligations pursuant to this Agreement.

8.12           No Third Party Beneficiaries.  This Agreement is intended to benefit only the Parties and their respective permitted successors and assigns.

8.13           Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

8.14           Compliance With U.S. and International Laws Governing Sanctions and Corrupt Practices. Each Party represents that, to the best of its knowledge and belief, it is not subject to economic or other sanctions imposed under the laws of the United States or treaties or conventions of the United Nations and is eligible to receive exports from the United States under the laws of the United States.

8.15                      Entire Agreement.  This Agreement constitutes the entire understanding among the Parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter, including the LOI, which shall be superseded in its entirety by this Agreement and shall terminate of even date herewith.

8.16           Binding Effect.  This Agreement shall be binding upon, and shall inure to the benefit of the Parties and their respective successors and assigns.

8.17           Survival.  This Agreement shall remain in full force and effect notwithstanding Closing.

The Parties have executed this SALE AND PURCHASE AGREEMENT on the Effective Date.

HYPERDYNAMICS CORPORATION

By:  /s/ Ray Leonard

Ray Leonard
President and Chief Executive Officer

DANA PETROLEUM (E&P) LIMITED

By:  /s/ Stuart M. Paton

Stuart M. Paton
Technical & Commercial Director